PRESS RELEASE

SE Financial Corp.
St. Edmond's Federal Savings Bank
1901- 03 East Passyunk Avenue
Philadelphia, PA 19148-2220

Contact:  Marcy C. Panzer
          Chairman
          Pamela M. Cyr
          President/ CEO
          SE Financial Corp.
          1901- 03 East Passyunk Avenue
          Philadelphia, PA 19148- 0222
          (215) 468-1700

OTC Electronic Bulletin Board "SEFL"

                              For Immediate Release
                                  May 18, 2005

                               SE Financial Corp.
                             Announces Cash Dividend

Philadelphia, Pennsylvania - May 18, 2005 - Marcy C. Panzer, Chairman of the Board of SE Financial Corp. (the "Company"), the holding company of St. Edmond's Federal Savings Bank (the "Bank") announced today that the Company's Board of Directors has declared a cash dividend of $.03 per share payable on or about June 10, 2005, to stockholders of record as of May 31, 2005. This is the Company's fourth quarterly cash dividend since completing its mutual-to-stock conversion in May 2004 and a 50% increase over the previous quarterly dividend.

President Pamela M. Cyr stated "The cash dividend is being paid to provide a return to stockholders after considering the equity and profitability of the Company and the Bank. It is the current intention of the Board of Directors to continue to pay such a dividend quarterly. However, the payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings and capital requirements of the Company and the Bank."

St. Edmond's Federal Savings Bank is a federally chartered stock savings bank which conducts business from its main office in Philadelphia, Pennsylvania and a branch office in Sewell, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). At January 31, 2005, the Company had total assets and stockholders' equity of approximately $124.4 million and $31.8 million, respectively. The Company's common stock is traded on the OTC Bulletin Board under the symbol "SEFL."

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.